UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 23, 2011
Comarco, Inc.

(Exact name of registrant as specified in its charter)

California	000-05449	95-2088894

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

25541 Commercentre Drive, Lake Forest, California	92630-8870

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (949)599-7400

(Former name or former address, if changed since last report.)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     (d) On February 23, 2011, the Board of Directors (the “Board”) of Comarco, Inc. (the “Company”) took action to unanimously elect, effective February 23, 2011, Mr. Paul Borowiec, a director of the Company. Mr. Borowiec was elected to fill a vacancy on the Board created as a result of the resignation of Mr. Majteles on January 10, 2011. Mr. Borowiec was elected by the Board, upon the unanimous recommendation of the Governance and Nominating Committee following its review and consideration of Mr. Borowiec. No Board committee assigments for Mr. Borowiec have been determined.
     Mr. Borowiec is currently serving as Vice President of Investments at Source Capital Group, since June 2009. He is also the Managing Partner of Source Opportunity Fund LLC at Source Capital Group. Most recently he was an investment analyst for StoneWater Capital LLC, from May 2005 to June 2008, where he shared responsibilities in managing their domestic business.
     The Board is continuing its search for an additional Board member to fill a vacancy created by the action taken to increase the number of directors from 5 to 6 on February 23, 2011, as disclosed in Item 5.03 of this Current Report on Form 8-K.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
     (a) Effective February 23, 2011, the Board amended Section 1(b) of Article IV of the Company’s Bylaws to increase the authorized number of directors from five to six. The text of Section 1(b) of Article IV of the Company’s Bylaws, as amended, reads as follows:
     “The exact number of directors shall be six, until changed as provided in subdivision (a) of this Section.”

Item 9.01	Financial Statements and Exhibits.
     (d) Exhibits
            3.02 Bylaws of Comarco, Inc., as amended

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMARCO, INC.
(Registrant)
Date: March 1, 2011	/s/ Winston Hickman
(Signature)
Winston Hickman Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Exhibit Description
3.02	Bylaws of Comarco, Inc., as amended